UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

JETPADS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	26-2347451
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

650 S. HILL ST. #J-4

LOS ANGELES, CA 90014
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share.

COMMON STOCK

Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available.  The Company does not anticipate paying cash dividends in the foreseeable future.  See "Dividend Policy."  In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of the liquidation preference of any outstanding Preferred Stock.

Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further class or assessments by the Company.

STOCK TRANSFER AGENT AND REGISTRAR

The stock transfer agent and registrar for the Common Stock is Island Stock Transfer.

DIVIDEND POLICY

The Company has not paid dividends on its Common Stock.  The Company currently intends to retain any future earnings for reinvestment in the development and expansion of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.  The payment of dividends in the future will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors.

Item 2.  Exhibits

None

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JETPADS, INC.

/s/ Robert Kanaat

May 22, 2012

ROBERT KANAAT, PRESIDENT

DATE